Exhibit 99.1

NEWS RELEASE

Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS STRONG

FIRST QUARTER FISCAL 2012 EARNINGS;

RAISES FISCAL YEAR 2012 GUIDANCE

•                  Net sales for first quarter fiscal year 2012 increased 108% to $845.1 million reflecting 13% organic growth

•                  Income from continuing operations for first quarter fiscal year 2012 increased 106% to $51.2 million, or $1.00 per diluted share, excluding integration costs and computed using 51.3 million weighted average shares outstanding

•                  Continued strong cash flow from operations for first quarter fiscal 2012 was $116.3 million prior to pension contribution of $25.0 million

•                  Two-for-one stock split was issued in July and dividend was doubled

Berwyn, PA — July 28, 2011— Triumph Group, Inc. (NYSE: TGI) today reported that net sales for the first quarter of fiscal year ending March 31, 2012 totaled $845.1 million, a 108 percent increase from last year’s first quarter net sales of $407.2 million.  Organic sales growth for the quarter was thirteen percent.  Income from continuing operations for the first quarter of fiscal year 2012 was $50.9 million, or $0.99 per diluted share, versus $11.6 million, or $0.31 per diluted share, for the first quarter of the prior fiscal year.  The quarter’s results included $0.5 million pre tax ($0.3 million after tax or $0.01 per diluted share) of integration expenses related to the acquisition of Vought Aircraft Industries (now Triumph Aerostructures-Vought Aircraft Division).  The prior fiscal year’s quarter included $17.4 million pre tax ($13.2 million after tax) of transaction and integration expenses associated with the Vought acquisition. Excluding these costs, income from continuing operations for the quarter was $51.2 million, or $1.00 per diluted share.  Net income for the first quarter of fiscal year 2012 increased 342 percent to $50.2 million, or $0.98 per diluted share, versus $11.4 million, or $0.30 per diluted share for the prior fiscal year.  The results for first quarter of fiscal year 2012 included approximately $7.7 million of costs related to the retirement of the $350 million Term Loan B.  In addition, the results for the quarter reflected the sale of the discontinued operation which was completed in early July.  The number of shares used in computing diluted earnings per share for the first quarter of fiscal year 2012 was 51.3 million shares and reflected the previously announced two-for-one stock split.  During the quarter, the company generated $116.3 million of cash flow from operations before Triumph

Aerostructures’ pension contribution of $25.0 million; after this contribution, cash flow from operations was $91.3 million.

Segment Results

Aerostructures

The Aerostructures segment reported net sales for the quarter of $643.3 million compared to $231.3 million in the prior year period, an increase of 178 percent.  Organic sales growth for the quarter was ten percent.  Operating income for the first quarter of fiscal year 2012 was $88.0 million compared to $36.1 million for the prior year period, an increase of 144 percent.  The segment’s operating margin for the quarter improved sequentially to fourteen percent.  The operating margin for the segment’s heritage business was eighteen percent.

Aerospace Systems

The Aerospace Systems segment reported net sales for the quarter of $133.0 million, compared to $117.4 million in the prior year period, an increase of thirteen percent, all of which was organic.  Operating income for the first quarter of fiscal year 2012 was $22.4 million compared to $18.3 million for the prior year period, an increase of twenty-two percent.  Operating margin for the quarter increased to seventeen percent, an increase of 130 basis points over the prior year period.  The segment’s operating results included $0.6 million of legal expenses associated with the ongoing trade secret litigation.

Aftermarket Services

The Aftermarket Services segment reported net sales for the quarter of $70.4 million, compared to $59.8 million in the prior year period, an increase of eighteen percent, all of which was organic.  Operating income for the first quarter of fiscal year 2012 was $7.0 million compared to $4.1 million for the prior year period, an increase of sixty-nine percent.  Operating margin for the quarter was ten percent, compared to seven percent in the prior year period.

Outlook

Commenting on the company’s performance and its outlook for fiscal year 2012, Richard C. Ill, Triumph’s Chairman and Chief Executive Officer, said, “We delivered strong results during this quarter marked by increased revenues, meaningful operating income growth and year over year operating margin expansion across all three of our business segments.  We generated significant cash flow during the quarter and our balance sheet and backlog remain strong.  Strategically, we were proud to have won the design and build contract for the wing on the new Bombardier Global 7000 and Global 8000 business jet.  In addition, we announced a two-for-one stock split and doubled our quarterly dividend reflecting our confidence in the company’s business performance and our continued commitment to provide increased value to our stockholders.”

“As a result of our strong first quarter, a favorable outlook for our major markets, current production rates and a weighted average share count of 51.6 million shares, we now expect that earnings per share from continuing operations for fiscal year 2012 will be approximately $4.35 per diluted share excluding integration costs.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2012 first quarter results.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  A slide presentation will be included with the audio portion of the webcast.  An audio replay will be available from July 29th until August 5th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1541083.

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about future aerospace market conditions, aircraft production rates, financial and operational performance, revenue and earnings growth, and earnings results for fiscal 2012.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.

Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 8 PAGES

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

CONDENSED STATEMENTS OF INCOME

	Three Months Ended
	June 30,
	2011	2010

Net sales	$845,063	$407,209

Operating income	105,380 *	32,850	* *

Interest expense and other	26,462	11,791
Income tax expense	28,014	9,479

Income from continuing operations	50,904	11,580
Loss from discontinued operations, net of tax	(689)	(208)

Net income	$50,215	$11,372

Earnings per share - basic:

Income from continuing operations	$1.05	$0.33
Loss from discontinued operations	$(0.01)	$(0.01)
Net income	$1.04	$0.32

Weighted average common shares outstanding - basic	48,466	35,507

Earnings per share - diluted:

Income from continuing operations	$0.99	$0.31
Loss from discontinued operations	$(0.01)	$(0.01)
Net income	$0.98	$0.30

Weighted average common shares outstanding - diluted	51,299	37,463

Dividends declared and paid per common share	$0.02	$0.02

*	Includes $460 of integration expenses associated with the acquisition of Vought.
* *	Includes $17,376 of acquisition and integration expenses associated with the acquisition of Vought.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

BALANCE SHEET

	Unaudited	Audited
	June 30,	March 31,
	2011	2011
Assets
Cash and cash equivalents	$36,425	$39,328
Accounts receivable, net	386,613	374,491
Inventory, net of unliquidated progress payments of $159,214 and $138,206	742,390	781,714
Rotable assets	31,299	26,607
Prepaid and other current assets	18,106	18,141
Assets held for sale	4,439	4,574
Current assets	1,219,272	1,244,855

Property and equipment, net	727,935	734,879
Goodwill	1,532,663	1,530,580
Intangible assets, net	851,260	859,620
Other, net	91,176	93,303

Total assets	$4,422,306	$4,463,237

Liabilities & Stockholders’ Equity

Current portion of long-term debt	$170,135	$300,252
Accounts payable	270,482	262,716
Accrued expenses	295,701	313,354
Deferred income taxes	105,799	78,793
Liabilities related to assets held for sale	856	431
Current liabilities	842,973	955,546

Long-term debt, less current portion	1,068,459	1,011,752
Accrued pension and post-retirement benefits, noncurrent	647,381	680,754
Other noncurrent liabilities	172,340	180,462

Temporary equity	1,079	2,506

Stockholders’ Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 49,193,880 and 48,690,606 shares issued	49	49
Capital in excess of par value	826,115	819,197
Treasury stock, at cost, 158,256 and 177,184 shares	(4,614)	(5,085)
Accumulated other comprehensive income	122,014	120,471
Retained earnings	746,510	697,585
Total stockholders’ equity	1,690,074	1,632,217

Total liabilities and stockholders’ equity	$4,422,306	$4,463,237

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

SEGMENT DATA

	Three Months Ended
	June 30,
	2011	2010

Net sales:
Aerostructures	$643,306	$231,335
Aerospace Systems	133,010	117,433
Aftermarket Services	70,368	59,797
Elimination of inter-segment sales	(1,621)	(1,356)
	$845,063	$407,209

Operating income (loss):
Aerostructures	$87,974	$36,067
Aerospace Systems	22,417	18,348
Aftermarket Services	6,961	4,121
Corporate	(11,972)	(25,686)
	$105,380 *	$32,850	* *

Depreciation and amortization:
Aerostructures	$21,845	$8,044
Aerospace Systems	4,345	4,189
Aftermarket Services	2,430	3,043
Corporate	847	380
	$29,467	$15,656

Amortization of acquired contract liabilities:
Aerostructures	$7,740	$859

Capital expenditures:
Aerostructures	$9,134	$5,297
Aerospace Systems	3,505	2,504
Aftermarket Services	1,762	894
Corporate	1,263	8,245
	$15,664	$16,940

*	Includes $460 of integration expenses associated with the acquisition of Vought.

* *	Includes $17,376 of acquisition and integration expenses associated with the acquisition of Vought.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the “SEC”) guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is EBITDA, which is our income from continuing operations before interest, income taxes, amortization of acquired contract liabilities, depreciation and amortization. We disclose EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view EBITDA as an operating performance measure and as such we believe that the GAAP financial measure most directly comparable to it is income from continuing operations. In calculating EBITDA, we exclude from income from continuing operations the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of EBITDA to income from continuing operations set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our EBITDA.

EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our income from continuing operations has included significant charges for depreciation and amortization. EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our income from continuing operations to calculate EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to income from continuing operations:

•                            Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through the acquisition of Vought. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•                            Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•                            Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•                            The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•                            Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our EBITDA reconciled to our income from continuing operations for the indicated periods (in thousands):

	Three Months Ended
	June 30,
	2011	2010
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from continuing operations	$50,904	$11,580

Add-back:
Income tax expense	28,014	9,479
Interest expense and other	26,462	11,791
Amortization of acquired contract liabilities	(7,740)	(859)
Depreciation and amortization	29,467	15,656

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$127,107	$47,647

Net sales	$845,063	$407,209

EBITDA Margin	15.0%	11.7%

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended June 30, 2011
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from continuing operations	$50,904

Add-back:
Income tax expense	28,014
Interest expense and other	26,462

Operating income (loss)	$105,380	$87,974	$22,417	$6,961	$(11,972)

Amortization of acquired contract liabilities	(7,740)	(7,740)	—	—	—
Depreciation and amortization	29,467	21,845	4,345	2,430	847

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$127,107	$102,079	$26,762	$9,391	$(11,125)*

Net sales	$845,063	$643,306	$133,010	$70,368	$(1,621)

EBITDA Margin	15.0%	15.9%	20.1%	13.3%	n/a

	Three Months Ended June 30, 2010
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	$11,580

Add-back:
Income tax expense	9,479
Interest expense and other	11,791

Operating income (loss)	$32,850	$36,067	$18,348	$4,121	$(25,686)

Amortization of acquired contract liabilities	(859)	(859)
Depreciation and amortization	15,656	8,044	4,189	3,043	380

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$47,647	$43,252	$22,537	$7,164	$(25,306	)* *

Net sales	$407,209	$231,335	$117,433	$59,797	$(1,356)

EBITDA Margin	11.7%	18.7%	19.2%	12.0%	n/a

*	Includes $460 of integration expenses associated with the acquisition of Vought.

* *	Includes $17,376 of acquisition and integration expenses associated with the acquisition of Vought.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations, before pension contributions has been provided for consistency and comparability. We also use free cash flow available for debt reduction as a key factor in planning for an consideration of strategic acquisitions, stock repurchases and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations, before pension contributions to cash provided by operations, as well as cash provided by operations to free cash flow available for debt reduction.

	Three Months Ended
	June 30,
	2011	2010

Cash provided by operations, before pension contributions	$116,251	$22,665
Pension contributions	25,000	—
Cash provided by operations	91,251	22,665
Less:
Capital expenditures	15,664	16,940
Dividends	981	668
Free cash flow available for debt reduction	$74,606	$5,057

We use “Net Debt to Capital” as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	June 30,	March 31,
	2011	2011

Calculation of Net Debt
Current portion	$170,135	$300,252
Long-term debt	1,068,459	1,011,752
Total debt	1,238,594	1,312,004
Less: Cash	36,425	39,328
Net debt	$1,202,169	$1,272,676

Calculation of Capital
Net debt	$1,202,169	$1,272,676
Stockholders’ equity	1,690,074	1,632,217
Total capital	$2,892,243	$2,904,893

Percent of net debt to capital	41.6%	43.8%

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